UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 16, 2013
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors or Certain Officers

James Keegan, the Chief Financial Officer of Lions Gate Entertainment Corp. (the “Company”), has notified the Company of his retirement effective October 1, 2013. Mr. Keegan will remain employed with the Company until January 3, 2014 in order to assist and support the Company in an orderly transition.

Accordingly, Mr. Keegan has entered into a retirement and consulting services agreement (the “Retirement Agreement”) with the Company. Under the Retirement Agreement and subject to the terms and conditions set forth therein, Mr. Keegan shall receive a payment of $525,000 and continued health care coverage for up to thirty-six (36) months, and, in consideration for providing certain finance consulting services commencing October 1, 2013 and ending January 3, 2014, $33,000 per month and acceleration of all his currently outstanding and unvested restricted share units and options.

The foregoing description of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Retirement Agreement, a copy of which the Company expects to file with its Quarterly Report on Form 10-Q for its quarter ended September 30, 2013.

(c) Appointment of Certain Officers

The Company has entered into an employment agreement (the “Employment Agreement”) with James W. Barge to serve as the Company's Chief Financial Officer commencing October 1, 2013, for a four-year term ending October 1, 2017.

Pursuant to the Employment Agreement, Mr. Barge will receive an annual base salary of $800,000 for the first year of the employment term, $825,000 for the second year of the employment term, $850,000 for the third year of the employment term and $900,000 for the fourth year of the employment term. Mr. Barge was also granted (i) 25,000 time-vesting restricted share units, (ii) 25,000 performance-vesting restricted share units, (iii) 175,000 time-vesting options to purchase shares of the Company's common stock, and (iv)175,000 performance-vesting options to purchase shares of the Company's common stock. Each of these awards is scheduled to vest in four equal installments on September 16, 2014, September 16, 2015, September 16, 2016 and September 16, 2017, and with the vesting of the performance awards to also be subject to an assessment of Mr. Barge's performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Company's Compensation Committee in consultation with the Company's Chief Executive Officer. Mr. Barge is eligible to receive an annual performance bonus, at the full discretion of the Company's Compensation Committee, in consultation with the Company's Chief Executive Officer. Mr. Barge will also receive a one-time bonus of $100,000 in recognition of certain consulting services rendered for the Company for the previous six months.

Additionally, in the event Mr. Barge's employment is terminated during the employment term by the Company without cause (as defined in the Employment Agreement), Mr. Barge will be entitled to receive severance pay equal to 50% of his base salary for the remainder of the term of the Employment Agreement and a prorated annual bonus for the fiscal year in which his termination occurs.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which the Company expects to file with its Quarterly Report on Form 10-Q for its quarter ended September 30, 2013.

Mr. Barge, age 58, served as the Executive Vice President, Chief Financial Officer of Viacom, Inc. from October 2010 to November 2012 (having served as its Executive Vice President, Controller, Tax and Treasury since January 2008), where he was responsible for overseeing all aspects of the company's global finances and capital structure, as well as information technology, risk management and internal audit activities. Prior to joining Viacom, Mr. Barge served as Senior Vice President, Controller and Chief Accounting Officer (from October 2002 to December 2007) and Vice President and Controller (from February 2000 to October 2002) of Time Warner Inc., where he was responsible for the company's overall financial planning, reporting and analysis, including budgeting and long range planning, and led several shared service and global process improvement initiatives. Mr. Barge joined Time Warner in March of 1995 as Assistant Controller. Prior to joining Time Warner, Mr. Barge held several positions at Ernst & Young, most recently as the Area Industry Leader of the Consumer Products Group and, prior to that, as a partner in its National Office, where he was responsible for the resolution of SEC accounting and reporting issues.  Mr. Barge is a Director, Chair of the Nominating and Governance Committee and Audit Committee member of Scholastic Corporation (NASDAQ: SCHL) and a Board member and Treasurer for two non-profit organizations, United Neighborhood Houses (UNH) of New York, and The Ad Council. Mr. Barge is also a member of the Advisory Council for The SEC Institute, a past member of the Financial Executive Institute's Committee on Corporate Reporting and a Distinguished Practitioner Lecturer for the Terry College of Business at the University of Georgia, and a member of its Alumni Board. Mr. Barge's place of residence is Los Angeles, California.

There are no family relationships between Mr. Barge and any director or executive officer of the Company.

On September 20, 2013, the Company issued a press release announcing the above-detailed appointment. The press release issued by the Company in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.        Description
--------------         ---------------

99.1	Press Release dated September 20, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2013
LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer

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